                                                                    EXHIBIT 10-3

                                [GTE LETTERHEAD]

January 20, 1998



Dear Bill,

     I am pleased to offer you an employment agreement (the "Agreement") with GTE Service Corporation ("GTE") which will provide for employment stability for you and long-term wealth-creation opportunity for you and your family. In return, GTE can expect your continued leadership for the foreseeable future as well as your value-added advice and counsel on the broad array of issues and challenges facing GTE today and in the future.

     GENERAL -- Under this Agreement, you will continue as a Senior Executive of GTE at a grade level no less than level 25 or its equivalent. During the term of this Agreement, you will continue to receive the same benefits as other GTE executives at your grade level (except for ISEP or separation or severance benefits) as well as any benefit to which you are entitled under your Executive Severance Agreement ("ESA"), which this Agreement supplements. In addition, the terms of your employment will be governed by the following:

     TERM -- The term of this Agreement will be from December 1, 1997, through November 30, 2002. We expect that, in light of changes in the industry and the importance of dealing with Congress and federal regulators, you will spend up to one-half of your time in Washington, D.C., during the term of this Agreement.

     BASE SALARY -- During the term of this Agreement, your annual base salary will be not less than $465,000 per year.

     EIP AND LTIP -- During the term of this Agreement, on an annual basis, GTE will provide you the opportunity to earn an annual bonus, in accordance with the terms and conditions of the Executive Incentive Plan ("EIP") and an annual long-term incentive award in accordance with the terms and conditions of the Long-Term Incentive Plan ("LTIP"), in each case at a level commensurate with the opportunity offered to other GTE executives at your salary level. In addition, on an annual basis, GTE will provide you a stock option grant, in accordance with the terms and conditions of the LTIP, at a level commensurate with the opportunity offered to other GTE executives at your grade level.

     ONE-TIME OPTION GRANT -- On December 5, 1997, the Executive Compensation and Organizational Structure Committee approved the grant to you of an option to purchase 228,000 shares of GTE Corporation common stock at market value on the date of grant, subject to the terms of the option award agreement (which will in no way alter your rights and benefits under this Agreement) and conditional upon your signing this Agreement. The option vests at the rate of one-third per year of employment (with such period beginning on December 5, 1997), so that it will be fully vested if you remain employed by GTE until December 4, 2000.

     ONE-TIME RESTRICTED STOCK UNIT ("RSU") -- On December 5, 1997, the Executive Compensation and Organizational Structure Committee approved the grant to you of restricted GTE Corporation stock units priced at date of issuance to be equal in value to $1,880,000 and conditional upon your signing this Agreement. These units have a 5-year vesting schedule and vest 10% per year for each of the first 4 years of employment

January 20, 1998
Page 2
(with such period beginning on December 5, 1997) and then 60% on December 4, 2002, subject to the terms of the RSU award agreement. The RSUs will be credited with dividend equivalents. As the RSUs vest, you will be eligible to receive both the units and the dividends or, subject to applicable deferral regulations, you may elect to defer the dividends and vested units. Vested RSU's will not be forfeited. Details will be provided in your RSU award agreement (which will in no way alter your rights and benefits under this Agreement).

     LOAN -- You may borrow up to $300,000 from GTE, at a market interest rate determined by GTE, for a term of up to 5 years; provided that you must repay any unpaid balance of the loan principal and interest no later than November 30, 2002. The interest rate will be equal to the rate required to avoid creating any imputed income to you under the Internal Revenue Code. If, in accordance with the RSU Agreement, you elect to receive any cash payments with respect to the RSUs on or before November 30, 2002, you may elect to have all or part of such cash payments (net of any applicable tax withholding) applied against any unpaid balance of the loan principal and interest.

RETIREMENT --

     ADDITIONAL PENSION AND BENEFIT CREDIT -- If you remain employed by GTE until November 30, 2002:

          (i) You will be credited with an extra year of service for each year for which you actually worked for GTE (including service for GTE before the date of this Agreement) through November 30, 2002, for purposes of determining your pension benefits, and you will be deemed to have satisfied the Rule of 76 for purposes of determining your right to pension, post-retirement medical, and Executive Retirement Life Insurance Plan ("ERLIP") benefits; and

          (ii) Your pension benefits will not be less than those determined in accordance with paragraph (i), above, and the provisions of GTE's pension plan as in effect on the date of this Agreement. Your service after November 30, 2002, however, will be credited in accordance with the applicable plan provisions and will not be affected by the preceding provisions of this Section.

     If your employment terminates before November 30, 2002, by reason of involuntary separation by GTE (other than for Cause (as defined below)), separation for Good Reason (as defined below), or a Qualifying Termination following a Change in Control (as those terms are defined in your ESA), you will be entitled to the benefits provided by the preceding provisions of this Section as though your employment continued until November 30, 2002; provided that your service credit will be equal to the greater of (a) the service credit to which you are entitled under the preceding provisions of this Section, or (b) the sum of (1) the service credit to which you are entitled under the preceding provisions of this Section as applied solely to your service up to the date your employment terminates (that is, an extra year of service for each year of your actual service) and (2) the additional service credit to which you are entitled under your ESA.

     If your employment terminates before November 30, 2002, by reason of your death, disability, as defined by GTE's long-term disability plan as in effect on the date of this Agreement ("Disability"), entry into service with the federal government or, as approved by the Board of Directors of GTE Corporation (the "Board"), entry into service with an educational organization, you will be credited with an extra year of service for each year for which you actually worked for GTE (including service for GTE before the date of this Agreement) through November 30, 2002, for purposes of determining your pension benefits, but you will not be entitled to any other benefits under the preceding provisions of this Section (such as being deemed to have satisfied the Rule of 76); provided that if you are Disabled, you will be eligible to receive any additional GTE benefits that you may be entitled to receive under GTE's benefit plans by reason of your Disability.

     If your employment terminates before November 30, 2002, by reason of involuntary termination for Cause (as defined below) or by reason of your voluntary termination of employment without Good Reason (other than to accept a position with the federal government or, as approved by the Board, a position with an

January 20, 1998
Page 3
educational organization), you will not be entitled to any benefits under the preceding provisions of this Section.

     The benefits prescribed by the preceding provisions of this Retirement Section will be paid out of GTE's funded plans, out of GTE's general assets, or both, at GTE's discretion. If you are not deemed to satisfy the Rule of 76, the pension benefits provided pursuant to the preceding provisions of this Section will be subject to actuarial reduction in accordance with the applicable provisions of GTE's pension plans. In any event, such pension benefits will be offset by the actuarial equivalent of any pension benefits to which you are otherwise entitled under GTE's pension plans.

TERMINATION PROVISIONS --

     - CHANGE IN CONTROL -- Subject to Board approval, your ESA will be amended to provide for a full gross-up payment to cover any excise taxes you may owe if your employment is terminated after a Change in Control (as defined in your ESA). Upon the occurrence of a Change in Control, your RSUs and stock options will immediately vest. In addition, if you incur a Qualifying Termination (as defined in your ESA) following a Change in Control, your benefits under this Agreement will be as follows:

          (A) LUMP-SUM CASH PAYMENT -- You will receive a lump-sum cash payment equal to the greater of (i) the Severance Payment to which you are entitled under your ESA or (ii) a cash payment equal to the sum of (w) your salary for the remaining term of this Agreement, (x) your EIP awards for the remaining term of this Agreement, (y) your LTIP performance-bonus awards for the remaining term of this Agreement, and (z) an amount to be paid in lieu of any stock options that otherwise would be granted to you during the remaining term of this Agreement. For purposes of the preceding sentence, your salary for the remaining term of this Agreement will be deemed equal to the greater of your salary immediately before the Change in Control or your salary immediately before your Qualifying Termination; each EIP award for the remaining term of this Agreement will be deemed to be equal to the average dollar amount of the 3 most recent annual bonus awards you earned before the Change in Control; each LTIP award for the remaining term of this Agreement will be deemed to be equal to the average dollar amount of the performance-bonus awards you earned for the 3 most recent full award cycles ending before the Change in Control; and the amount referred to in clause (z), above, will be determined by the Table attached hereto and incorporated herein by reference.

          (B) INSURANCE -- You will be entitled to receive continued medical and life insurance coverage in accordance with your ESA for the period prescribed by your ESA or, if longer, until November 30, 2002 at which time you will receive the post retirement medical and ERLIP benefits referred to in the Retirement Section.

          (C) FINANCIAL COUNSELING AND OUTPLACEMENT SERVICES -- You will receive financial counseling and outplacement services in accordance with your ESA.

          (D) SERVICE CREDIT -- You will be deemed to have satisfied the Rule of 76, and you will receive service credit in accordance with the Section captioned "Additional Pension and Benefit Credit," above.

    If the provisions of this Section apply, you will not be entitled to payments or benefits under the following Sections that address termination of employment under other circumstances.

     - VOLUNTARY TERMINATION BY YOU -- You may terminate your employment under this Agreement without Good Reason at any time by giving the Chief Executive Officer of GTE Corporation ("CEO") written notice of intent to terminate, delivered at least 30 calendar days prior to the effective date of such termination (such period not to include vacation). The termination will automatically become effective upon the expiration of the 30-day notice period. Upon the effective date of such termination, your base salary and any other GTE benefits will cease to accrue, you will forfeit all unvested stock

January 20, 1998
Page 4
       options and unvested restricted stock units, and GTE will have no further obligations under this Agreement.

     - GOVERNMENT OR EDUCATIONAL SERVICE -- If you terminate employment with GTE to enter service with the federal government or, as approved by the Board, to work for an educational organization, your base salary and any other GTE benefits will cease to accrue, one-half of your then unvested equity-based awards (such as stock options, RSUs, and performance-bonus awards) will immediately vest, and you will receive a lump-sum payment equal to one-half of the sum of (a) your then current annual base pay for the remaining term of this Agreement plus (b) your Projected EIP Amount. Your Projected EIP Amount will be equal to the sum of your projected annual bonus award for each year during the term of this Agreement for which your annual bonus has not been determined at the time your employment terminates. The projected annual bonus payment for each such year will be equal to the average dollar amount of your 3 most recent annual bonus awards at the time your employment terminates. The value of your then-outstanding and future performance-bonus awards (that is, the cash awards under LTIP) will be converted to a cash value equal to the sum of (x) 100% of the target award for each award cycle that commenced before your employment terminated multiplied by the percentage of that award cycle that has elapsed at the time your employment terminates plus
       (y) 50% of the target award for each award cycle that has commenced (or is scheduled to commence) before December 1, 2002, multiplied by the percentage of that award cycle that is scheduled to occur after your employment terminates and before December 1, 2002; provided that, for purposes of this sentence, any target award that has not been established at the time your employment terminates will be deemed to be equal to the average dollar value of the performance-bonus awards you earned for the 3 most recent full award cycles under LTIP ending before your employment terminates. The amount determined pursuant to the preceding sentence will be paid to you in an immediate lump sum in lieu of your then-outstanding and future performance-bonus awards. You will have a period of at least 90 days from the date your employment terminated within which to exercise any then outstanding and vested stock options. This paragraph will not apply if you are entitled, by reason of the termination of your employment, to greater benefits under other provisions of this Agreement or by the terms of any plan or award agreement. If there are any legal restrictions or limitations on the amount of the lump-sum payment that GTE can make to you under these circumstances, GTE will pay you the lesser of (I) the amount that it is legally permitted to pay under such restrictions or (II) the amount that is otherwise payable hereunder.

     - TERMINATION DUE TO DEATH OR DISABILITY -- If you die or become Disabled during the term of this Agreement, your base salary and any other GTE benefits will cease to accrue, and GTE will pay you or your beneficiary, as appropriate, all benefits to which you or your beneficiary has a right pursuant to GTE's compensation and benefit plans.

     - INVOLUNTARY TERMINATION BY GTE -- GTE may terminate your employment under this Agreement at any time, for any reason. However, in the event that GTE terminates your employment for any reason other than death, Disability, or for Cause, such termination shall be deemed an Involuntary Termination by GTE. In the event of such an Involuntary Termination, you will be entitled to continue to receive all payments, benefits and grants due you hereunder (including any compensation and benefits to which you are entitled under the second, fourth and fifth paragraphs of this Agreement, but excluding all perquisites, e.g. credit cards, first class air travel and car service (which will cease)) for the remaining term of this Agreement as and when such payments, benefits and grants would have been provided if your employment under this Agreement had not been terminated; provided further that if you are involuntary terminated on or after December 1, 2001 and before November 30, 2002 you will receive a continuation of all payments, benefits, and grants for the remaining term of this Agreement in accordance with the preceding provisions of this paragraph and a continuation of your base salary (with no other payments, benefits, or grants) from the expiration of the term of this

January 20, 1998
Page 5
       Agreement until the first anniversary of the date your employment terminates. In lieu of any stock options that otherwise would have been granted to you after your termination of employment, GTE will grant you phantom stock options (that is, stock appreciation rights payable in cash) with respect to the same number of shares that would have been covered by the options that otherwise would have been granted to you. Such phantom stock options will be subject to the terms and conditions that apply to annual stock options then being granted to other GTE executives at your salary level under LTIP, except that (a) the phantom stock options will vest on November 30, 2002, and (b) you will have a period of at least 90 days to exercise the phantom stock options following November 30, 2002.

     Notwithstanding the foregoing, the value of your then-outstanding and future performance-bonus awards (that is, the cash awards under LTIP) will be determined to be equal to 100% of the target award for each award cycle multiplied by the percentage of that award cycle that occurs before December 1, 2002; provided that, for purposes of this sentence, any target award that has not yet been established at the time your employment terminates will be deemed to be equal to the target award established at the time of payment for each award cycle for other GTE executives at your salary level (as your salary level was established immediately before your employment terminated). The amounts determined pursuant to the preceding sentence will be paid to you in accordance with the provisions of LTIP that apply from time to time to other GTE executives at your salary level. Notwithstanding the foregoing provisions of this paragraph, all cash compensation (i.e., base salary and annual and long term cash bonus awards) to which you are entitled under this Agreement following the termination of your employment will be reduced by any cash compensation (i.e., base salary and annual and long term cash bonus awards) that you earn for the same period of time as a result of your subsequent employment (disregarding for this purpose any pension benefits to which you are entitled under this Agreement or to which you become entitled as a result of any subsequent employment and disregarding further any investment income or income attributable to your self employment).

     For as long as GTE has obligations to you under this Involuntary Termination Section, you will keep GTE informed regarding the terms and condition of any subsequent employment and the corresponding compensation and benefits earned from such employment, and you will provide or cause to provide to GTE, in writing, correct, complete, and timely information concerning the same.

     - TERMINATION FOR GOOD REASON -- You may terminate your employment under this Agreement for Good Reason by giving the CEO 30 calendar days' written notice of such intent to terminate which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Good Reason means the occurrence of any one or more of the following without your written consent:

          (a) A material reduction in your total compensation,

          (b) A material diminution of your duties as they existed on the date of this Agreement, or

          (c) A material breach by GTE of any provision, including the third paragraph, of this Agreement.

       Notwithstanding the foregoing, GTE will have 15 calendar days from its receipt of such notice to cure the action specified. In the event of a cure by GTE within the 15-day period, the action in question will not constitute Good Reason.

       Except as provided in the preceding paragraph, upon the lapse of the 30 calendar days' notice period, the Good Reason termination will take effect, and your obligation to serve GTE, and GTE's obligation to employ you, under the terms of this Agreement, will terminate simultaneously, and you will receive benefits (and have obligations) equal to those that you would have received if your employment had been terminated involuntarily by GTE without Cause.

       If you do not fulfill the notice and explanation requirements imposed by this Section, the resulting termination of employment will be deemed a voluntary termination (without Good Reason).

January 20, 1998
Page 6
     - TERMINATION FOR CAUSE -- Nothing in this Agreement prevents GTE from terminating your employment under this Agreement for "Cause."

     In the event of your termination for Cause, GTE will pay you your full accrued base salary and accrued vacation time through the date of your termination, and GTE will have no further obligations under this Agreement.

    "Cause" will be determined by the Board in the exercise of good faith and reasonable judgment, and means:

          (a) Your conviction, by a court of competent jurisdiction, of a felony;

          (b) Your material breach of the applicable code of professional responsibility;

          (c) Your commission of an act of fraud upon, or an act of material dishonesty toward, GTE or an affiliate thereof; or

          (d) Any willful or reckless failure by you to observe or perform your material duties to GTE, other than by reason of your death or Disability.

     COVENANTS -- In consideration for the benefits described above, you agree that you will not, without the prior written consent of GTE, directly or indirectly:

          (A) DISCLOSURE OF INFORMATION -- During the term of this Agreement and forever thereafter, except as required by law, use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board or otherwise in the course of the business of GTE Corporation and its affiliates):

             (i) Any knowledge or information, including without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, products, discoveries, processes, and formulae, as well as any data and records pertaining thereto, that you may acquire in the course of your employment; or

             (ii) Any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets, or memoranda of GTE Corporation or its affiliates.

          (B) EMPLOYMENT -- During the term of this Agreement and for a period of 12 consecutive months immediately thereafter employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee of GTE Corporation or its affiliates.

     The obligations imposed on you by this Section are in addition to, and not in lieu of, any and all other policies and/or agreements of GTE regarding the foregoing covenants.

     This Section will continue to apply after the term of this Agreement ends. Your violation of any provision of this Section will result in your immediate forfeiture of all rights under this Agreement. GTE also may obtain injunctive relief and any other remedy available under law for such violation.

MISCELLANEOUS --

     COMPARABLE TREATMENT -- During the term of this Agreement, while employed by GTE, you will be eligible to receive benefits under any existing or future GTE fringe benefit program on the same basis as the benefits provided to any other GTE executive at your grade level.

     NONDUPLICATION OF BENEFITS/NO SEVERANCE -- The payment of any benefits hereunder, unless otherwise specifically stated herein, will be in lieu of any other ISEP or separation or severance benefits and will fulfill all GTE obligations under associated plans and programs.

January 20, 1998
Page 7
     OTHER GTE PLANS -- Except to the extent otherwise explicitly provided by this Agreement, any awards made to you under any GTE compensation or benefit plan or program will be governed by the terms of that plan or program and any applicable award agreement thereunder. Notwithstanding the foregoing, you will not be entitled to participate in any GTE compensation or benefit plan that is established after your employment with GTE terminates, and, except as specifically provided in this Agreement, you will not be entitled to any additional grants or awards under any GTE compensation or benefit plan after your employment with GTE terminates.

     TAXES -- GTE may withhold from any benefits payable under this Agreement all taxes that GTE reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

     CONFIDENTIALITY -- Except to the extent otherwise required by law, you will keep the terms of this Agreement confidential.

     GOVERNING LAW -- To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of New York, determined without regard to its choice-of-law rules.

     Bill, I believe this generous offer provides you and your family with financial security as our industry and GTE evolve. We recognize the requirements that have been and will be placed on you are significant. It is my hope that this compensation arrangement provides you with a level of comfort to allow you to continue to perform your responsibilities in an exemplary manner. Please indicate your acceptance by signing below.

Sincerely yours,

[LEE SIGNATURE]

cc: C. R. Lee
   J. R. MacDonald

I agree to the terms described above.

[BARR SIGNATURE]

William P. Barr

                            ATTACHMENT TO AGREEMENT
              BETWEEN GTE SERVICE CORPORATION AND WILLIAM P. BARR
                             DATED JANUARY 19, 1998

     The amount to be paid, in accordance with paragraph (a)(ii)(z) of the Change in Control section of the Termination Provisions of the Agreement, in lieu of any stock options that otherwise would be granted will be determined by applying the following Table:

                                                                  THE AMOUNT PAYABLE UNDER PARAGRAPH (A)(II)(Z) IS THE
                                                             FOLLOWING PERCENTAGE OF THE GREATER OF (1) YOUR BASE SALARY IN
  IF YOUR QUALIFYING TERMINATION OCCURS DURING THE PERIOD     EFFECT IMMEDIATELY BEFORE THE CHANGE IN CONTROL OR (2) YOUR
DESIGNATED BELOW (DEFINED BY ANNUAL GRANTS OF STOCK OPTIONS     BASE SALARY IN EFFECT IMMEDIATELY BEFORE THE QUALIFYING
                      UNDER THE LTIP)                                                 TERMINATION
-----------------------------------------------------------  --------------------------------------------------------------
Before the 1999 annual grant........................                                  368%
After the 1999 annual grant and before the 2000 annual
  grant.............................................                                  251%
After the 2000 annual grant and before the 2001 annual
  grant.............................................                                  148%
After the 2001 annual grant and before the 2002 annual
  grant.............................................                                  62%
After the 2002 annual grant.........................                                   0%

     Notwithstanding the foregoing, GTE has the right, after each annual grant of stock options under LTIP, to change the percentages in the foregoing Table to reflect the actual number of shares covered by the annual grant made to you, such grant to be for the same number of shares as granted to other executives at your grade level; provided that no such change may be made after a Change in Control occurs.